Sub-Item 77Q1(g)
Copies of Any Merger or Consolidation Agreement and Other Documents Relevant to Sub-Item 77M
Janus Adviser Small Cap Value Fund
Janus Adviser Mid Cap Value Fund
333-33978, 811-09885

Form of Agreement and Plan of Reorganization dated December 10, 2002 for Janus Adviser Series with respect to Janus Adviser Small Cap Value Fund and Berger Investment Portfolio Trust with respect to Berger Small Cap Value Fund II -
Investor Shares, Berger Small Cap Value Fund II - Institutional Shares and Berger Small Cap Value Fund II - Service Shares. The Agreement and Plan of Reorganization is incorporated herein by reference to Form N-14/A, filed on January 29, 2003, accession number 0001035704-03-000062. Since the filing thereof, the Agreement and Plan of Reorganization was signed by Loren M. Starr, Jack R. Thompson and Thomas A. Early.

Agreement and Plan of Reorganization for Janus Adviser Series with respect to Janus Adviser Strategic Value Fund and Janus Adviser Mid Cap Value Fund is incorporated herein by reference to Form N-14/A, filed on March 31, 2003, accession number 0000950134-03-005018 (File No. 333-103048). Since the filing thereof, the Agreement and Plan of Reorganization was dated May 19, 2003 and signed by Bonnie Howe.